U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                    FORM 12B-25

                            NOTIFICATION OF LATE FILING

                                   (Check One):

[  ] Form 10-K    [  ] Form 20-F    [  ] Form 11-K    [X] Form 10-Q
[  ] Form N-SAR

For Period Ended:    June 30, 2001

          [  ] Transition Report on Form 10-K
          [  ] Transition Report on Form 20-F
          [  ] Transition Report on Form 11-K
          [  ] Transition Report on Form 10-Q
          [  ] Transition Report on Form N-SAR

          For the Transition Period Ended:

--------------------------------------------------------------------------------

Read attached Instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART 1 - REGISTRANT INFORMATION
--------------------------------------------------------------------------------

Full name of Registrant: VPN COMMUNICATIONS CORPORATION

Former name if applicable: NOT APPLICABLE

Address of Principal Executive Office

                             3941 S. BRISTOL UNIT E
                                Street and Number

                           SANTA ANA, CALIFORNIA 92704
                            City, State, and Zip Code

--------------------------------------------------------------------------------
PART II - RULES 12B-25 (b) AND (C)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25c has been attached if applicable.

--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Company has experienced changes in in-house accounting and support personnel. For this reason, Discussion and Analysis of Financial Condition and Results of Operation, as related to the registrant's financial information, certain aspects of the description of its current operations and certain elements of the financial information itself, will not be completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended June 30, 2001 by August 14, 2001.

--------------------------------------------------------------------------------
PART IV- OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification: E. G. MARCHI (480) 797-3434

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               [X] Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         VPN COMMUNICATIONS CORPORATION
                   -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                          VPN COMMUNICATIONS CORPORATION

Date: August 14, 2001                     by: /S/ E. G. MARCHI
                                          --------------------
                                          E. G. Marchi
                                          President